Exhibit 99.1

NTL INCORPORATED

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following Unaudited Pro Forma Combined Condensed Balance Sheet of NTL Incorporated (formerly Telewest Global Inc.) (“Telewest”) and NTL Holdings Inc (formerly NTL Incorporated) (“NTL”) as of December 31, 2005 and Unaudited Pro Forma Combined Condensed Statement of Operations of NTL and Telewest for the year then ended (collectively, the “Unaudited Pro Forma Combined Condensed Financial Statements”) give effect to the transaction using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements.

The Unaudited Pro Forma Combined Condensed Balance Sheet assumes the transaction occurred on December 31, 2005. The Unaudited Pro Forma Combined Condensed Statements of Operations assumes the transaction occurred on January 1, 2005. The Unaudited Pro Forma Combined Condensed Financial Statements are based on the historical consolidated financial statements of NTL and Telewest under the assumptions and adjustments set forth in the accompanying explanatory notes.

We accounted for the reverse acquisition of Telewest using the purchase method of accounting. Under the purchase method of accounting, the acquiring enterprise for accounting purposes in a business combination effected through the exchange of stock is presumptively the enterprise whose former common shareholders either retain or receive the larger portion of the voting rights in the combined enterprise. As former common shareholders of NTL received approximately 75% of the voting rights of the combined company on a fully diluted basis and given NTL’s level of representation on the board of directors and management team of the combined company as well as the relative size of other financial and non-financial measures of NTL and Telewest, NTL is deemed to be the accounting acquirer. Accordingly, NTL’s assets and liabilities were brought forward at their net book values. A new basis was established for Telewest’s assets and liabilities based upon a preliminary determination of their fair values at the date of acquisition. Under the purchase method of accounting an allocation period of up to one year from the date of acquisition is available for adjusting the preliminary determination of fair values. The purchase accounting adjustments made in connection with the development of the following Unaudited Pro Forma Combined Condensed Financial Statements are based on the preliminary determination of the fair values of Telewest’s assets and liabilities and have been made solely for purposes of developing such Unaudited Pro Forma Combined Condensed Financial Statements.

The Unaudited Pro Forma Combined Condensed Financial Information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, hedging activities, asset dispositions and share repurchases, among other factors, been considered. The Unaudited Pro Forma Combined Condensed Financial Information is not defined by accounting principles generally accepted in the United States (GAAP).

The Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for NTL, and the historical combined financial statements and accompanying notes thereto for Telewest.

NTL INCORPORATED

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2005 (in £ millions)

	Historical NTL	Historical Telewest	Pro Forma Adjustment	Note 2	Pro Forma Combined
		(s)
Assets
Current assets
Cash and cash equivalents	735.2	291.6	(649.3)	(a)	377.5
Restricted cash	3.4	8.4			11.8
Marketable securities	96.9	—			96.9
Accounts receivable-trade, net	191.8	155.1	(0.5)	(b)	346.4
Prepaid expenses and other current assets	112.4	44.5			156.9
Total current assets	1,139.7	499.6			989.5
Fixed assets, net	3,294.9	2,822.0	167.0	(c), (k)	6,283.9
Reorganization value in excess of amounts allocable to identifiable assets	193.0	420.5	(420.5)	(d)	193.0
Customer lists, net	247.6	242.4	568.6	(e)	1,058.6
Other intangible assets, net	2.4	87.2	(14.6)	(e)	75.0
Goodwill	—	78.9	1,267.3	(f)	1,346.2
Investments in and loans to affiliates, net	—	281.0	83.7	(g)	364.7
Other assets, net	110.9	58.5	(0.1)	(h)	169.3
Programming inventory	—	29.2	(1.4)	(i)	27.8
Total assets	4,988.5	4,519.3			10,508.0

Current liabilities
Accounts payable	176.9	132.8	(0.5)	(b)	309.2
Accrued expenses and other current liabilities	291.1	270.9	63.3	(j)	625.3
Interest payable	37.8	28.9	—		66.7
Deferred revenue	103.2	127.6	—		230.8
Current portion of long-term debt	0.8	126.0	(71.6)	(a), (k)	55.2
Total current liabilities	609.8	686.2			1,287.2
Long-term debt, net of current portion	2,279.2	1,767.5	1,801.1	(a), (k)	5,847.8
Deferred revenue and other long-term liabilities	134.3	32.8	—		167.1
Deferred income taxes	9.2	98.0	31.5	(p)	138.7
Commitments and contingent liabilities
Minority interest	1.0	(1.4)	1.4	(q)	1.0
Total liabilities	3,033.5	2,583.1			7,441.8
Total shareholders’ equity	1,955.0	1,936.2	(825.0)	(n)	3,066.2
Total liabilities and shareholders’ equity	4,988.5	4,519.3			10,508.0

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

NTL INCORPORATED

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005 (in £ millions, except number of shares and per share data)

	Historical NTL	Historical Telewest	Pro forma Adjustment	Note 2	Pro Forma Combined

Revenue	1,947.6	1,557.5	(12.7)	(b)	3,492.4
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(808.3)	(490.1)	(118.0)	(b), (k)	(1,416.4)
Selling, general and administrative expenses	(483.0)	(496.1)	121.5	(k), (o)	(857.6)
Other charges	(24.8)	—			(24.8)
Depreciation	(541.7)	(399.2)	40.4	(c), (k)	(900.5)
Amortization	(109.5)	(44.0)	(86.4)	(e)	(239.9)
	(1,967.3)	(1,429.4)			(3,439.2)
Operating income (loss)	(19.7)	128.1			53.2
Other income (expense)
Interest income and other, net	29.4	22.5	(26.0)	(a)	25.9
Interest expense	(235.8)	(151.7)	(91.3)	(l), (k)	(478.8)
(Loss) on extinguishment of debt / Other	(2.0)	—	(57.8)	(m)	(59.8)
Other, net	0.9	4.4			5.3
Share of (losses) income from equity investments	—	19.9			19.9
Foreign currency transaction (losses) gains	5.3	(9.8)			(4.5)
(Loss) from continuing operations before income taxes	(221.9)	13.4			(438.8)
Income tax (expense) benefit	(18.8)	(1.7)			(20.5)
Minority interest	(1.0)	—			(1.0)
(Loss) from continuing operations	(241.7)	11.7			(460.3)

Weighted average shares outstanding (in millions)					284.5
Basic and diluted (loss) from continuing operations per common share					£1.62

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.     On March 3, 2006 NTL and Telewest completed a merger that has been accounted for as a reverse acquisition using the purchase method. This merger created the UK’s largest provider of residential broadband and the UK’s leading provider of triple play services. The combined company operates under the name of NTL Incorporated.

The total estimated purchase price of approximately £3.5 billion includes cash valued at £2.3 billion, Telewest common stock valued at £1.1 billion, assumed stock options with a fair value of £33.3 million and estimated direct transaction costs of £ 25.1 million. The average market price per share of Telewest common stock utilized in determining the value of new common stock issued of £13.00 ($22.90) is based on an average of the closing prices for a range of trading days (September 29, September 30, October 3, October 4 and October 5, 2005) around the announcement date of the proposed merger (October 3, 2005) divided by 2.5. The cash payment of £2.3 billion was based on the redemption value of $16.25 (£9.30) per share of Telewest redeemable common stock and 246.0 million shares of Telewest redeemable common stock issued.

The outstanding options to purchase shares of NTL common stock were exchanged for options to purchase shares of our common stock with the same terms and conditions. The outstanding options to purchase shares of Telewest common stock were converted into options to purchase shares of our common stock at an option price calculated in accordance with the formula in the merger agreement. In accordance with the terms of Telewest’s equity-based plans, a significant proportion of Telewest’s outstanding options that were granted prior to March 3, 2006 vested upon completion of the merger. All vested and unvested options of Telewest have been recorded at their fair value by using the Black-Scholes option pricing model.

The total purchase price of Telewest is as follows (in millions):

Value of Telewest new common stock issued	£1,111.4
Fair value of Telewest vested stock options	33.3

Total value of securities issued	1,144.7

Cash	2,289.0
Direct transaction costs	25.1

Total purchase price	£3,458.8

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to Telewest’s net tangible and identifiable and separable intangible assets based on their estimated fair values as of the date of the completion of the transaction. Based on the preliminary assessment, and subject to material changes upon receipt of independent valuations and other factors as described in this Unaudited Pro Forma Combined Condensed Financial Information, the preliminary estimated purchase price is allocated as follows (in millions):

March 3, 2006
Cash and cash equivalents, including restricted cash	£303.1
Accounts receivable - trade	155.2
Prepaid expenses and other current assets	47.8
Fixed assets	2,966.5
Programming inventory	33.4
Investments in and loans to affiliates	374.9
Amortizable intangible assets:
Customer lists	804.8
Trade names	16.3
Licenses	37.4
Intangible assets with indefinite lives:
Goodwill	1,350.5
Trade names	17.1
Accounts payable	(144.9)
Long term debt, including current portion	(1,873.6)
Other current liabilities	(460.9)
Other long-term liabilities	(39.3)
Deferred income taxes	(129.5)

Total purchase price	£3,458.8

The allocation of the purchase price to assets acquired and liabilities assumed is preliminary pending completion of a review of certain historical matters, finalization of valuations performed by third party experts and finalization of management’s integration plan pertaining to the acquired business.  We expect to complete the allocation of the purchase price during the third quarter of 2006.

Of the total estimated purchase price, a preliminary estimate of £2,966.5 million has been allocated to tangible fixed assets acquired and approximately £858.5 million has been allocated to amortizable intangible assets acquired. The additional depreciation related to tangible fixed assets acquired and the additional amortization related to amortizable intangible assets acquired is reflected in the pro forma adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations.

Customer lists represent existing customer contracts and related customer relationships that relate primarily to underlying customer relationships with Telewest’s Cable segment Consumer and Business installed base, and agreements with customers of Telewest’s Content segment. We expect to amortize the fair value of these assets, on a straight-line basis over average estimated lives of eight years for Consumer related customer contracts and lists and five years for Business and Content related customer contracts and lists.

Trade names represent the Telewest and Blueyonder brand names and the names of the Content segment’s TV channels. The fair value of these assets was determined utilizing a relief from royalty method. We expect to amortize the fair value of these assets on a straight-line basis over weighted average estimated useful lives of between 1 and 9 years.

Licenses represent contracts to air television content over digital broadcasting systems in the United Kingdom. The fair value of these contracts was determined utilizing the income approach. We expect to amortize the fair value of these assets on a straight-line basis over a weighted average estimated useful life of approximately 4 years.

Of the total estimated purchase price, approximately £1.35 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identified and separable intangible assets.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.     Pro forma Adjustments

(a)          This adjustment presents the pro forma net cash impact of new financing arrangements and payments to Telewest stockholders and others and the related pro forma adjustment to interest income as follows (in millions):

To record the proceeds from new senior credit facilities	£3,200.0
To record the proceeds from bridge facilities	1,800.0
To record repayment of existing senior credit facilities of both companies	(3,254.0)
Increase in long-term debt, including current portion	1,746.0
To record payment of finance fees related to the new senior credit facilities and estimated fees related to the bridge facilities	(81.2)

To record cash payments made on redemption of Telewest redeemable common shares	(2,289.0)
To record estimated direct financing costs	(25.1)

Reduction in cash	£(649.3)

Assumed average interest rate for credit cash balances	4.0%

Pro forma reduction in interest income	£(26.0)

(b)         This adjustment presents the pro forma effect of eliminating intercompany accounts between NTL and Telewest on consolidation (in millions):

Elimination of intercompany accounts receivable-trade, net	£(0.5)
Elimination of intercompany accounts payable	(0.5)

Elimination of intercompany revenues	(12.7)
Elimination of intercompany operating costs	(12.7)

(c)          This adjustment presents the pro forma effect of the difference between the preliminary estimates of the fair values and the historical amounts of Telewest’s tangible fixed assets, and the related decrease in annual depreciation expense (in millions):

Historical amount, net	£2,822.0
Preliminary estimate of fair values	2,996.4
Increase	£174.4

Decrease in annual depreciation	£(37.9)

(d)         This adjustment eliminates Telewest’s historical reorganization value in excess of amounts allocable to identifiable assets.

(e)          This adjustment presents the pro forma effect of the difference between the preliminary estimates of the fair values and the historical amounts of Telewest’s intangible assets, and the related increase in annual amortization expense (in millions):

	Customer lists	Trade names	Licenses

Historical amount, net	£236.2	£48.0	£37.4
Preliminary estimate of fair values	804.8	33.4	37.4

Increase/(decrease)	£568.6	£(14.6)	£—

Increase in annual amortization	£80.7	£2.8	£2.9

(f)            This adjustment eliminates Telewest’s historical goodwill and records the pro forma effect of the preliminary estimate of the fair value of goodwill arising on the reverse acquisition of Telewest by NTL as follows (in millions):

Historical amount, net		£(78.9)
Total purchase price	£3,458.8
Less: Telewest shareholder’s equity at December 31, 2005	(1,936.2)
	1,522.6
Less: differences between the preliminary estimates of the fair values and the historical amounts of Telewest’s assets and liabilities	(239.7)
Add: additional liabilities incurred in connection with the acquisition of Telewest	63.3
		1,346.2

Adjustment		£1,267.3

(g)         This adjustment presents the pro forma effect of the difference between the preliminary estimate of the fair value and the historical amounts of Telewest’s investment in UKTV. UKTV is a 50% controlled affiliate of Telewest.

(h)         This adjustment presents the pro forma effect of the elimination of historical deferred finance fees and payment and deferral of new finance fees related to the pro forma capitalization structure (in millions):

Elimination of NTL’s historical deferred finance fees	£(33.5)
Elimination of Telewest’s historical deferred finance fees	(47.8)
Estimate of finance fees on new senior credit facility and bridge facilities	81.2
Decrease	£(0.1)

(i)             This adjustment records the difference between the preliminary estimate of fair value and historical amount of Telewest’s Content segment programming inventory.

(j)             This adjustment presents the preliminary estimates of fair values of additional liabilities incurred in connection with the acquisition of Telewest (in millions):

Preliminary estimate of fair value

Provision for redundancy costs	£34.8
Provision for vacation of surplus properties	22.3
Other liabilities	6.2

£63.3

(k)          This adjustment aligns certain of Telewest’s balances to conform with the presentation adopted by NTL (in millions):

Increase in operating costs	130.7
Reduction in selling, general and administrative expenses	(125.1)
Reduction in depreciation	(2.5)
Reduction in interest expense	(1.2)
Reduction in fixed assets	(7.4)
Reduction in long-term debt	(16.5)

(l)             The pro forma adjustment to interest expense presented below is based on the pro forma capitalization structure with interest rates assumed to be LIBOR plus 1.625% for the senior credit facility and 9.0% for the high yield bonds. The actual interest rate will be dependent upon a number of conditions that are subject to completion of the transaction. The actual interest expense will also be influenced by various interest rate risk and foreign exchange rate risk strategies that may be employed. A change in interest rates of 0.25% would have a pro forma impact on the interest expense of £12.7 million for the year ended December 31, 2005.

The pro forma interest expense is based on the following adjustments (in millions):

Year ended December 31, 2005

Reversal of historical interest expense of NTL and Telewest	£387.5
Pro forma interest expense	(461.1)
Pro forma amortization of deferred financing costs	(18.9)

Adjustment	£(92.5)

(m)       This adjustment presents the pro forma effect of the write-off of NTL’s historical deferred finance fees.

(n)         Adjustments to shareholders’ equity (in millions):

To record the value of Telewest shares issued	£1,111.4
To eliminate Telewest historical shareholders’ equity	(1,936.2)
To record the write off of historical deferred financing costs of NTL	(33.5)
To record the value of vested stock option issued to Telewest employees	33.3

Adjustment	£(825.0)

(o)         Adjustments to reflect the additional amortization of unearned compensation expense in the amount of £3.6 million for the twelve months ended December 31, 2005.

(p)         To reflect the deferred tax liability of £31.5 million primarily resulting from the pro forma adjustments related to fair value adjustments.

(q)         This adjustment eliminates Telewest’s historical minority interest.

(r)            Pro forma basic and diluted income/(loss) per share amounts are based on the issuance of 212.9 million shares of our common stock to NTL shareholders and the reclassification of approximately 246.0 million Telewest shares outstanding as at December 31, 2005 utilizing the exchange ratio of 0.2875 Telewest new common stock for each existing share of Telewest common stock into 70.7 million shares as if they had been outstanding since January 1, 2005. The dilutive impact of Telewest replacement options exchanged for NTL options has been excluded from adjustments as the pro forma impact is anti-dilutive.

(s)   Telewest balances have been reclassified to conform with NTL’s presentation.

3      Sensitivity Analysis

The Unaudited Pro Forma Combined Condensed Financial Statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in different allocations for tangible and intangible assets than that presented in these Unaudited Pro Forma Combined Condensed Financial Statements. The following table shows the effect on pro forma net income applicable to common shares and net income per share assuming dilution for every £500 million of purchase price allocated to amortizable assets or certain liabilities over assumed weighted-average useful lives. An increase in the purchase amount allocated to amortizable assets or a decrease in the amount allocated to certain liabilities will result in a decrease to net income. A decrease in the amount allocated to amortizable assets or an increase in the amount allocated to certain liabilities will result in an increase to net income.

Weighted Average Life	Year Ended December 31, 2005

Five years
Net income (in millions)	£100
Per share	£0.35
Ten years
Net income (in millions)	£50
Per share	£0.18
Twenty years
Net income (in millions)	£25
Per share	£0.09